Exhibit 10.2
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is executed this 26th day of May, 2008, by and between (i) GLOBE SPECIALTY METALS INC., a Delaware corporation (the “Company”), with its principal place of business currently at 1 Penn Plaza, Suite 2514, New York, NY 10119 and (ii) JEFF BRADLEY (the “Executive”), currently residing at 108 Pennfield Drive, Kennett Square, PA 19348. Certain other capitalized terms used herein are defined in Section 9 below.
     In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for a term of three years (the “Initial Term”) that commences on May 26, 2008 (the “Effective Date”), and that ends, unless sooner terminated in accordance with Section 4, on May 25, 2011. The period during which the Executive is employed pursuant to this Agreement shall be referred to herein as the “Employment Period.”
     2. Title; Capacity.
               (a) During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company and shall have all authorities, duties and responsibilities customarily exercised by an individual serving in that position at an entity of the size and nature of the Company, as from time to time reasonably modified by the Board of Directors of the Company (the “Board”) on notice to the Executive. During the Employment Period, the Executive shall report directly to the Chairman of the Board.
               (b) The Executive hereby accepts such employment, agrees to undertake the duties and responsibilities of Chief Executive Officer of the Company in accordance herewith, and to perform such other executive duties and responsibilities, consistent herewith, as the Board shall from time to time reasonably assign to him. The Executive agrees to devote substantially all of his business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that nothing in this Agreement shall preclude the Executive from: (i) engaging in charitable and professional activities and community affairs provided that such activities and community affairs do not impact negatively upon the image of the Company, and (ii) managing his personal investments and affairs. The Executive’s principal places of employment shall be at the Company’s headquarters, which are currently located at the address for the Company set forth above. Unless otherwise traveling on Company business, the Executive shall generally work at the Company’s headquarters in New York, New York.
     3. Compensation and Benefits.
          3.1 Salary. In accordance with the normal payroll practices of the Company, the Company shall pay the Executive an annual base salary (the “Base Salary”) of Six Hundred

Thousand ($600,000.00) Dollars in respect of his services during the Employment Period, subject to annual review by the Board for increase.
          3.2 Stock Grants. In addition to the Executive’s Base Salary, the Executive shall be eligible to receive annual stock grants on the terms and conditions and in the amounts as are set forth on Annex A hereto. Issuance of the stock grants shall be made at such time as determined by the Board; provided, however, that such grant must be issued on or before July 31 immediately following the end of the fiscal year for which such grant is issuable.
          3.3 Stock Options. To induce the Executive to enter into this Agreement, the Company hereby grants to the Executive stock options (the “Stock Options”) in the Company upon the terms and conditions set forth on Annex B hereto.
          3.4 Fringe Benefits. The Executive shall be entitled to participate in all perquisite and benefit programs that the Company makes available to its senior executives, if any, to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make him eligible under the terms of the applicable program (as amended from time to time) to participate, including without limitation (i) long-term disability insurance paid by the Company, (ii) business travel accident insurance (iii) reimbursement (in accordance with Section 3.5 hereof) of all expenses, and (iv) the Executive and his family shall be eligible to participate in any welfare benefit plan sponsored or maintained by the Company (including any group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program, in each case, whether now existing or established hereafter), with the premium cost of such coverage paid in full by the Company. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year (prorated for any partial year) plus Federal holidays.
          3.5 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment, communication technologies (i.e., laptop computer, cell phone and Blackberry) and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. In connection with the Executive’s relocation to the New York, New York area, the Company shall also reimburse the Executive for temporary lodging (for a period not to exceed sixty (60) days) and all reasonable costs of such relocation (e.g., settlement charges, brokers commission, transportation, packing, storing, and unpacking of household goods...).
          3.6 Indemnification. If the Executive is made a party or is threatened to be made a party to any Proceeding (as defined in Section 9 below) by reason of the fact that he is or was a director or officer of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with his service hereunder, as a director or officer of another person, or if any Claim (as defined in Section 9 below) is made or is threatened to be made that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Articles of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all reasonable costs, reasonable expenses, liabilities and losses (including, without limitation, reasonable attorneys’ and other professional fees and charges, judgments, interest, reasonable expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce his rights under this Section 3.6, and such indemnification shall continue as to the Executive even if he has ceased to serve in any such capacity, and shall inure to the benefit of his heirs, executors and administrators. The Executive shall be entitled to prompt reimbursement of any and all costs and expenses (including, without limitation, reasonable attorneys’ and other professional fees and charges) reasonably incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 3.6, any such reimbursement to be made within 30 days after the Executive gives written notice, supported by reasonable documentation, requesting such reimbursement, and in all cases not later than March 15 of the calendar year following the calendar year in which such expenses were incurred. Such notice shall include an undertaking by the Executive to promptly repay the amount paid if he is ultimately determined not to be entitled to indemnification against such costs and expenses; provided that repayment shall occur no later than 60 days following the applicable determination. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, reimbursement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law).
          3.7 Insurance. The Company shall maintain directors and officers liability insurance coverage covering the Executive in amounts customary for similarly situated companies and with reputable insurers. Policies shall be similar to coverage as provided to other directors and officers of the Company.
     4. Employment Termination. Notwithstanding Section 1, the Executive’s employment under this Agreement shall terminate upon the occurrence of any of the following:
          4.1 at the election of the Company, for Cause (as defined in Section 9 below, and subject to any notice requirements and cure periods set forth therein), upon 10 days written notice by the Company to Executive;
          4.2 upon the death of, or 30 days’ after written notice upon the Disability (as defined in Section 9 below) of, the Executive;
          4.3 at the election of the Executive, for Good Reason (as defined in Section 9 below), upon 30 days’ written notice by the Executive to the Company; and
          4.4 in the event that none of Sections 4.1, 4.2 and 4.3, at the election of either party, upon 30 days’ written notice to the other party.

     5. Effect of Termination.
          5.1 Termination by Company for Cause or by Executive Voluntarily. If the Executive’s employment hereunder is terminated by the Company for Cause in accordance with Section 4.1 above, or if the Executive terminates his employment hereunder in accordance with Section 4.4 above, the Executive shall receive the benefits described in Section 5.4 below. Subject to the foregoing and the provisions of Section 5.6 below, the Company shall have no further obligations to the Executive hereunder.
          5.2 Termination by Company Without Cause or by Executive for Good Reason. If the Executive’s employment hereunder is terminated by the Company in accordance with Section 4.4 above, or if the Executive terminates his employment hereunder for Good Reason in accordance with Section 4.3 above:
               (i) the Company shall pay to the Executive an amount equal to the Executive’s then Base Salary as of the Termination Date, payable in equal monthly installments due on the first business day of each month for the lesser of (A) the twelve (12) month period immediately following such termination and (B) the number of months remaining in the Initial Term;
               (ii) the Executive shall be entitled to continued participation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in all insurance and benefit plans providing medical coverage, to the extent such plans are then provided by the Company, at the same benefit level which is provided to other executives of the Company until the last day of the coverage period mandated by COBRA, provided, that, during the twelve (12) month period commencing on the Termination Date, the premium cost of the coverage provided pursuant to this Section 5.2(ii) shall be paid in full by the Company; and
               (iii) the Executive shall receive the benefits described in Section 5.4 below.
          5.3 Termination Upon Death or Disability or Expiration of Employment Period. If the Executive’s employment hereunder is terminated as a result of his death or because of his Disability as determined pursuant to Section 4.2 above, or upon expiration of the Employment Period, the Company shall provide to the Executive the benefits described in Section 5.4 below.
          5.4 Other Accrued Benefits. Upon any termination of the Executive’s employment hereunder, he shall be entitled to:
               (i) any unpaid Base Salary through the Termination Date and reimbursement for expenses as provided in Section 3.5;
               (ii) subject to the terms of the applicable award or arrangement, the balance of any annual incentive award earned in respect to any fiscal year ending on or prior to the Termination Date, or payable (but not yet paid) on or prior to the Termination Date;

               (iii) subject to the terms of the actual award or arrangement and provided that Executive is not terminated for Cause or does not terminate his employment without Good Reason, any amounts payable with respect to the fiscal year in which termination occurs under any annual incentive award (prorated for the portion of the year Executive was employed by the Company);
               (iv) any other benefits accrued as of the Termination Date in accordance with the terms of the applicable plans, programs and arrangements of the Company (including, without limitation, benefits under Section 10.9); and
               (v) payment in accordance with the payroll practices of the Company, of all amounts due in connection with the termination, such payments to be made by wire transfer of same-day funds to the extent reasonably requested by the Executive.
Any amounts payable pursuant to this Section 5.4 shall be paid no later than 60 days after the Termination Date, unless an alternative payment schedule is provided for under this Agreement or the applicable plan, award or arrangement.
          5.5 Miscellaneous. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise on account of any remuneration or other benefit earned or received after such termination. Any amounts due to the Executive under this Section 5 are considered to be reasonable by the Company and are not in the nature of a penalty.
          5.6 Survival. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of the Executive’s employment hereunder, including without limitation, those set forth in Sections 3.5, 3.6 and 3.7.
     6. Restrictions.
          6.1 Non-Solicitation and Non-Competition. During the Employment Period and for two (2) years thereafter, the Executive will not directly or indirectly, alone or in association with others, other than in connection with performing his duties for the Company:
                    (i) (A) recruit, solicit or induce any employee or consultant of the Company or any of its affiliates to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or any of its affiliates, or (B) employ or retain any employee of the Company or any of its affiliates within six (6) months of the date that such employee or individual ceases providing services to the Company or any of its affiliates;
                    (ii) solicit, divert or take away the business or patronage of any customer, supplier or other business relation of the Company or any of its affiliates who have done business with the Company during the twelve month period prior to the Termination Date or who are a potential customer, supplier or other business relation with which the Company or any of its affiliates is currently attempting to establish a relationship at the time of the Termination Date; or
                    (iii) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, be involved with the development efforts of, serve as a technical advisor to, license intellectual property to, provide services to or in any manner engage in any business that competes with any business in which the Company or any of its affiliates is engaged as of the Termination Date; provided, however, that Executive may own as a passive investor up to 5.0% of any class of an issuer’s publicly traded securities.
          6.2 Business Scope and Geographical Limitation. Executive acknowledges (i) that the business of the Company and its affiliates is, and is expected to remain, international in scope and without geographical limitation; (ii) notwithstanding the state of incorporation or principal office of the Company or any of its affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company and its affiliates will have business activities and have valuable business relationships within its industry throughout the world; and (iii) as part of his responsibilities, Executive will travel around the world in furtherance of the Company’s and its affiliates’ businesses and their relationships. Accordingly, the restrictions set forth in this Section 6 shall be effective in all cities, counties and states of the United States and all countries in which the Company or any of its affiliates has an office as of the Termination Date.
          6.3 Additional Acknowledgments. Executive acknowledges that the provisions of this Section 6 are in consideration of employment with the Company and the additional good and valuable consideration as set forth in this Agreement.
     7. Confidential Information.
          7.1 Obligation to Maintain Confidentiality. Executive acknowledges that the information and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its affiliates are the property of the Company or such affiliates, including information concerning acquisition opportunities in the Company’s or any of its affiliates’ industry of which Executive becomes aware during the Employment Period (such information or data, the “Confidential Information”). Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of the Confidential Information without the prior written consent of the Board, unless, and then only to the extent that, the aforementioned Confidential Information (i) become generally known to the public other than as a result of Executive’s acts or omissions to act, (ii) was already known to the Executive prior to his employment hereunder, or (iii) became known to the Executive from a third party owing no duty of confidentiality to the Company. Executive agrees to destroy or to deliver to the Company upon termination of employment any and all property belonging to the Company and its affiliates in his possession or under his control including, but not limited to, any memoranda, notes, plans, records, reports, documents, discs and other data storage media (and any copies thereof).

          7.2 Ownership of Property. Executive expressly understands and agrees that any and all right, title or interest he has or obtains in any documentation, trade secrets, technical specifications, data, know-how, inventions, concepts, ideas, techniques, innovations, discoveries, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, memoranda, marketing plans, and all similar or related information (whether or not patentable) conceived, devised, developed, contributed to, made, reduced to practice or otherwise had or obtained by Executive (either solely or jointly with others) during the Employment Period that relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development, or existing or future products or services, or that arise out of Executive’s employment with the Company or any of its affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or the respective affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns, and agrees to assign, to the Company or the respective affiliate all of his right, title and interest in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or the respective affiliate’s ownership therein (including executing and delivering any assignments, consents, powers of attorney and other instruments).
          7.3 Third Party Information. Executive understands that the Company and its affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and such affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 7.1 above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary or affiliate of the Company) or use, except in connection with his work for the Company or such affiliates, Third Party Information without the prior written consent of the Board.
     8. Representations.
               (a) As an inducement to the Company to enter into this Agreement, the Executive represents and warrants that there exists no contractual impediment on the Executive’s power, right or ability to enter into this Agreement and to perform the Executive’s duties and obligations hereunder, other than restrictions whose breach results solely in forfeiture of benefits to which the Executive might otherwise be entitled.
               (b) The Company represents and warrants that (i) it is fully authorized by action of its Board to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     9. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9:
               “Cause” means: (i) perpetration by the Executive of act involving fraud with respect to the Company or any of its affiliates; (ii) substantial failure on the part of the Executive in his performance of his duties as reasonably directed by the Board, after notice to Executive and a reasonable opportunity to cure, (iii) the engaging in by the Executive of gross misconduct, or gross negligence in the performance of his duties, which materially injures the Company, (iv) the material breach by Executive of Sections 6 or 7 of this Agreement, which materially injures the Company or (v) the indictment of the Executive for, or the entry of a pleading of guilty or nolo contendere by the Executive to, any felony (excluding automobile related offenses).
               “Change of Control” shall be deemed to have occurred if any of the following events occurs after the Effective Date: (i) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act) shall become, in one or a series of transactions, whether through sale of stock, merger, or otherwise, the beneficial owner of securities of the Company that possesses more than fifty percent (50%) of the total voting power of the then outstanding securities of the Company, or of any successor to the Company or to substantially all the business and assets of the Company; (ii) a merger, consolidation or other transaction in which the Company combines with another entity and after which the security holders of the Company do not retain, directly or indirectly, and in respect of voting securities of the Company that they beneficially owned prior to such transaction, at least a majority of the beneficial interest in the voting securities of the surviving entity; or (iii) the sale, exchange, or other transfer of all or substantially all of the Company’s business or assets.
               “Claim” means any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.
               “Code” means the Internal Revenue Code of 1986, as amended. Reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.
               “Disability” means that the Executive has been unable, due to physical or mental incapacity, for a period of 90 consecutive days within any 365 consecutive day period to substantially perform all of the material services contemplated under this Agreement. A determination of Disability shall be made by the Executive (or his legal representative, if he is incapable) and the Company each selecting a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               “Good Reason” means: (i) any breach by the Company, or any of its affiliates, of any material provision of this Agreement, which breach has not been cured within 30 days after notice of such breach, referencing Section 4.3 and describing the nature of such breach, has been given by the Executive to the Company; (ii) any diminution in the Executive’s title or Base Salary (iii) any material reduction in benefits provided to Executive pursuant to Section 3.2 or 3.3, other than in connection with a reduction in benefits generally applicable to senior executives of the Company; (iii) any substantial diminution in the Executive’s overall duties and responsibilities or reporting obligations, which diminution has not been cured within 30 days after notice of such diminution, referencing Section 4.3 and describing the nature of such diminution, has been given by the Executive to the Company; or (iv) a Change of Control and the surviving entity shall not assume the obligations of the Company hereunder.
               “Proceeding” means any actual or threatened suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.
               “Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
               “Termination Date” means the date that the Executive’s employment under this Agreement terminates for any reason.
     10. Miscellaneous.
          10.1 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery (which shall include delivery by Federal Express or similar service) or upon deposit in the United States Post Office, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.1. A copy of any notice sent to the Executive shall also be sent (but shall not constitute notice) to Ralph J. Mauro, Esq., Kleinbard Bell & Brecker LLP, One Liberty Place, 46th Floor, 1650 Market Street, Philadelphia, PA 19103.
          10.2 Entire Agreement. This Agreement, together with the documents referred to in it, constitutes the entire agreement between the parties concerning its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter. There shall be no contractual or similar restrictions on the Executive’s activities following the termination of his employment with the Company, other than as expressly set forth in this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any handbook, manual, program, policy, agreement, plan, corporate governance document, or other arrangement of the Company or any of its affiliates, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

          10.3 Amendment. This Agreement may be amended or modified only by a written instrument that is executed by both parties and that specifically identifies the provision(s) and/or Section(s) of this Agreement being amended.
          10.4 Waivers. No delay or omission by either party hereto in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver by any person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar breach at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
          10.5 Successors and Assigns.
               (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.
               (b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.
               (c) The Executive shall be entitled, to the extent permitted under applicable law and applicable Company benefit plans, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
          10.6 Governing Law. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall in all respects be administered in accordance therewith. To the extent not preempted by Federal law, this Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York without regard to its conflicts of law principles.
          10.7 Arbitration. All disputes concerning the application, interpretation or enforcement of this Agreement or otherwise arising out of the relationship between Executive, on the one hand, and the Company, on the other hand, except for those arising under Section 6 or 7 of this Agreement, shall be resolved exclusively by final and binding arbitration before a single arbitrator in accordance with the Employment Rules of the American Arbitration Association

then in effect. The arbitration shall be held in New York City, and the arbitrator shall have the authority to permit the parties to engage in reasonable pre-hearing discovery.
          10.8 Jurisdiction. Any Claim arising out of or relating to this Agreement, other than a Claim covered by Section 10.7, may be brought in the federal or state courts located in New York. By execution and delivery of this Agreement, each of the parties hereto accepts for himself or itself and in respect of his or its property, generally and unconditionally, the jurisdiction of the aforesaid courts and waives any objection it may now or hereafter have as to the venue of any proceeding brought in any such court in connection herewith or that any such court is an inconvenient forum.
          10.9 Advancement of Costs and Expenses. The Company shall promptly advance to the Executive (or his beneficiaries, if applicable) any cost (including reasonable attorneys’ fees) incurred by them in connection with any Claim arising out of or relating to this Agreement, subject to prompt repayment by the recipient in the event that the Company (and its affiliates, if applicable) substantially prevails with respect to such Claim. Pending the resolution of any Claim under Section 10.7 or otherwise, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise.
          10.10 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
          10.11 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          10.12 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
          10.13 Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.
          10.14 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument. Signatures delivered by facsimile or by PDF shall be effective for all purposes.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year set forth above.

Company:

GLOBE SPECIALTY METALS INC.

By:

Name: Alan Kestenbaum
Title: Chairman & CEO

Executive:

Jeff Bradley